Exhibit 10.50
PLUMAS BANK
Salary Continuation Agreement
PLUMAS BANK
SALARY CONTINUATION AGREEMENT
This SALARY CONTINUATION AGREEMENT (this “Agreement”) is adopted this 1st day of April, 2008, by and between PLUMAS BANK, a California corporation located in Quincy, California (the “Bank”), and Rose Dembosz (the “Executive”).
The purpose of this Agreement is to memorialize specified salary continuation benefits that were previously authorized by the Bank’s board of directors for the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.
The American Jobs Creation Act of 2004 added new section 409A to the Internal Revenue Code of 1986 (Code Section 409A), which imposes additional requirements on nonqualified deferred compensation amounts that are deferred or vested after December 31, 2004.
The salary continuation benefits set forth in this Agreement are considered deferred compensation under Code Section 409A.
On April 10, 2007, the United States Department of the Treasury issued final regulations under Internal Revenue Code (Code) section 409A, effective January 1, 2009.
This Agreement is intended to comply with the final regulations under Code section 409A.
Article 1
Definitions
Whenever used in this Agreement, the following words and phrases shall have the meanings specified:
1.1
“Accrual Balance” means the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles (“GAAP”), for the Bank’s obligation to the Executive for the Normal Retirement Benefit under this Agreement, by applying Accounting Principles Board Opinion Number 12 as amended by Statement of Financial Accounting Standards Number 106 and the Discount Rate as of the last day of the month prior to Separation from Service or as of the end of the month preceding the Executive’s death, as the case may be. Any one of a variety of amortization methods may be used to determine the Accrual Balance. Once chosen, the method must be consistently applied.

1.2	“Beneficiary” means each designated person or entity, or the estate of the deceased Executive, entitled to any benefits upon the death of the Executive pursuant to Article 4.
1.3
“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Board” means the Board of Directors of the Bank as from time to time constituted.
1.5
“Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Code Section 409A and regulations thereunder.

1.6	“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder.
1.7
“Discount Rate” means the rate used by the Plan Administrator for determining the Accrual Balance. The initial Discount Rate is six percent (6%). However, the Plan Administrator shall adjust the Discount Rate in order to maintain the Discount Rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance, as passed on by the Bank’s independent auditor engaged to audit the financial statements of the Bank. The Discount Rate will be reviewed at least annually, and if and when changed will be applicable as to the determination of a benefit calculation under this Agreement on a prospective basis only. Executive acknowledges that a change in the Discount Rate may increase or decrease the Accrual Balance which may affect her benefits hereunder.

1.8
“Early Termination” means Separation from Service before attainment of Normal Retirement Age except when such Separation from Service occurs within twenty-four (24) months following a Change in Control or due to death or Termination for Cause.

1.9	“Effective Date” means April 1, 2008.
1.10	“Normal Retirement Age” means the Executive’s age sixty-five (65).
1.11	“Plan Administrator” means the Board or such committee or person as the Board shall appoint.
1.12
“Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following December 31.

1.13
“Schedule A” means the schedule attached to this Agreement and made a part hereof illustrating the current calculation of Executive’s benefits under this Agreement. Schedule A shall be updated upon a change in any of the benefits under Articles 2 or 3 as a result of a change in the Discount Rate.

1.14
“Separation from Service” means termination of the Executive’s employment with the Bank for reasons other than death. Whether a Separation from Service has occurred is determined in accordance with the requirements of Code Section 409A based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than thirty-six (36) months).

1.15
“Specified Employee” means an employee who at the time of Separation from Service is a key employee of the Bank, if any stock of the Bank is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

1.16	“Termination for Cause” means Separation from Service for:
(a)	Gross negligence or gross neglect of duties to the Bank;
(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or
(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Bank.
Article 2
Distributions During Lifetime
2.1
Normal Retirement Benefit. Upon Separation from Service after attaining Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is Sixty-Two Thousand Dollars ($62,000).
2.1.2
Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Separation from Service. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.2	Early Termination Benefit. If Early Termination occurs, the Bank shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.
2.2.1
Amount of Benefit. The benefit under this Section 2.2 is the Accrual Balance calculated as of the last day of the month prior to Separation from Service. An illustration of the year-end Accrual Balance using the current Discount Rate is set forth in Schedule A.

2.2.2
Distribution of Benefit. The Bank shall distribute the benefit to the Executive in one hundred eighty (180) equal monthly installments commencing on the first day of the month following Normal Retirement Age. The Accrual Balance shall continue to accrue earnings at the Discount Rate until all monthly installments are completely distributed.

2.3
Change in Control Benefit. If a Change in Control occurs followed within twenty-four (24) months by Separation from Service, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1	Amount of Benefit. The annual benefit under this Section 2.3 is the Normal Retirement Benefit amount described in 2.1.1.
2.3.2
Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Separation from Service. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.4
Restriction on Commencement of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at the time of her Separation from Service the provisions of this Section 2.4 shall govern distributions on account of such Executive’s Separation from Service. If benefit distributions which would otherwise be made to the Executive due to Separation from Service are limited because the Executive is a Specified Employee, then such distributions shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following Separation from Service. All subsequent distributions shall be paid in the manner specified.

2.5
Distributions Upon Taxation of Amounts Deferred. If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax laws, the Executive becomes subject to tax on the amounts deferred hereunder, then the Bank may make a limited distribution to the Executive in a manner that conforms to the requirements of Code section 409A. Any such distribution will decrease the Executive’s benefits distributable under this Agreement.

2.6
Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Executive and the Bank may, subject to the terms of Section 8.1, amend this Agreement to delay the timing or change the form of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;
(b)	must, for benefits distributable under Section 2.2, be made at least twelve (12) months prior to the first scheduled distribution;
(c)
must, for benefits distributable under Sections 2.1, 2.2 and 2.3, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the amendment is made.
Article 3
Distribution at Death
3.1
Death During Active Service. If the Executive dies prior to Separation from Service, the Bank shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of any benefit under Article 2.

3.1.1
Amount of Benefit. The benefit under this Section 3.1 is the Executive’s Accrual Balance calculated as of the end of the month preceding the Executive’s death. An illustration of the year-end Accrual Balance using the current Discount Rate is set forth in Schedule A.

3.1.2
Distribution of Benefit. The Bank shall distribute the benefit to the Beneficiary in one hundred eighty (180) equal monthly installments commencing on the first day of the fourth month following the Executive’s death. The Accrual Balance shall continue to accrue earnings at the Discount Rate until the installments are completely distributed. The Beneficiary shall be required to provide the Executive’s death certificate to the Bank.

3.2
Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts they would have been distributed to the Executive had the Executive survived.

3.3
Death Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement but dies prior to the date of commencement of said benefit distributions, the Bank shall distribute to the Beneficiary the same benefits to which the Executive was entitled prior to death, except that the benefit distributions shall be paid in the manner specified in Section 3.1.2 and shall commence on the first day of the fourth month following the Executive’s death.

Article 4
Beneficiaries
4.1
In General. The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Executive participates.

4.2
Designation. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Executive’s spouse and returned to the Plan Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. However, nothing in the foregoing sentence shall preclude the Executive from executing a new Beneficiary Designation Form after the date the marriage is dissolved that names her former spouse as a Beneficiary. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.
4.4
No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, any benefit shall be paid to the Executive’s estate.

4.5
Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such individual. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall completely discharge any liability under this Agreement for such distribution amount.

Article 5
General Limitations
5.1
Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive’s employment with the Bank is terminated by the Bank or an applicable regulator due to a Termination for Cause.

5.2
Suicide or Misstatement. No benefit shall be distributed if the Executive commits suicide within two (2) years after the Effective Date, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.

5.3
Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.4
Golden Parachute Indemnification Payments. Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, shall be conditioned upon compliance with 12 U.S.C. 1828 and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments and any other regulations or guidance promulgated thereunder.

Article 6
Administration of Agreement
6.1
Plan Administrator Duties. The Plan Administrator shall administer this Agreement according to its terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with this Agreement to the extent the exercise of such discretion and authority does not conflict with Code Section 409A.

6.2
Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as the Plan Administrator sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Bank.

6.3
Binding Effect of Decisions. Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

6.4
Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator.

6.5
Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the Executive’s death or Separation from Service, and such other pertinent information as the Plan Administrator may reasonably require.

6.6
Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits accrued to date under this Agreement.

Article 7
Claims And Review Procedures
7.1
Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1
Initiation — Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

7.1.2
Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3
Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of this Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)	An explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and
(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
7.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial as follows:
7.2.1
Initiation — Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2
Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3
Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4
Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5
Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of this Agreement on which the denial is based;
(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).
Article 8
Amendments and Termination
8.1
Amendments. Except as provided below under Sections 8.2 and 8.3, this Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Code Section 409A.

8.2
Plan Termination Generally. Except as otherwise provided in Section 8.3, this Agreement may be terminated only by a written agreement signed by the Bank and the Executive. The benefit upon termination shall be the Accrual Balance as of the date this Agreement is terminated. Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3	Plan Terminations Under Code Section 409A. Notwithstanding anything to the contrary in Section 8.2:
(a)
This Agreement may be terminated at any time by the Bank in its sole and absolute discretion under the following circumstances, provided, however, that the Bank shall continue to be obligated to pay the benefits under the Agreement with respect to compensation which the Executive and the Bank had deferred prior to the termination of the Agreement, in accordance with the terms of the Agreement as in effect immediately prior to such termination.

(b)
The Bank’s discretionary termination of this Agreement under one of the following circumstances may result in the acceleration of the time and form of payment to Executive, where the right to payment arises in connection with the Bank’s discretionary termination of the Agreement:

1.
Within twelve (12) months following a corporate dissolution taxed under Code section 331, or with the approval of a bankruptcy court pursuant to section 503(b)(1)(A) of Title 11 of the United States Code, provided that Executive’s benefits under the Agreement are included in Executive’s income on the latest of:

a.	The calendar year in which the Agreement terminates;

b.	The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

c.	The first calendar year in which the payment is administratively practicable;
2.
Within the thirty (30) days preceding or the twelve (12) months following a Change In Control, provided that all substantially similar arrangements sponsored by the Bank are terminated, such that Executive and all other participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements;

3.	Where the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank and;
a.
All arrangements sponsored by the Bank, that would be aggregated with any terminated arrangement under Treasury regulations section 1.409A-1(c) if Executive participated in all of the arrangements, are terminated;

b.
No payments, other than payments that would be payable under the terms of the arrangements if the termination had not occurred, are made within twelve (12) months of the termination of the arrangements;

c.	All payments are made within twenty-four (24) months of the termination of the arrangements; and

d.
The Bank does not adopt a new arrangement, that would be aggregated with any terminated arrangement under Treasury regulations section 1.409A-1(c) if Executive participated in both arrangements, at any time within three (3) years following the date of termination of the Agreement;

4.	Upon such other events and conditions as the Commissioner of the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
(d)	If not terminated at an earlier date, this Agreement shall terminate as of the earliest date on which the Bank’s obligations to the Executive and the Executives’ Beneficiaries have been satisfied.

Article 9
Miscellaneous
9.1	Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees.
9.2
No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank nor interfere with the Bank’s right to discharge the Executive. It does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.
9.4
Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Code Section 409A from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Bank shall satisfy all applicable reporting requirements, including those under Code Section 409A.

9.5	Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.
9.6
Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

9.7
Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such an event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

9.8
Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9
Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10
Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative act does not violate Code Section 409A.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any provision herein.
9.12
Validity. If any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

9.13
Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the address below:

Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
Attn: Douglas N. Biddle
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive.
9.14
Deduction Limitation on Benefit Payments. If the Bank reasonably anticipates that the Bank’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive’s death) at the earliest date the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

EXECUTIVE	BANK

/s/ Rose Dembosz	By:	/s/ Daniel E. West

Rose Dembosz		Daniel E. West
		Title:	Chairman of the Board

PLUMAS BANK
Salary Continuation Agreement
Beneficiary Designation Form
☐ New Designation
☐ Change in Designation
I, Rose Dembosz, designate the following as Beneficiary under this Agreement:

Primary:
%

%

Contingent:
%

%

Notes:
•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.
•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
•	To name your estate as Beneficiary, please write “Estate of [your name]”.
•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.
I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:

Signature:	Date:
SPOUSAL CONSENT (Required if spouse is not named Beneficiary and Plan Administrator requests):
I consent to the beneficiary designation above, and acknowledge that if I am named Beneficiary and our marriage is subsequently dissolved, the designation will be automatically revoked.

Spouse Name:

Signature:	Date:
Received by the Plan Administrator this ________ day of ___________________, 200__

By:

Title: